VALLEY NATIONAL BANCORP
Change in Control Severance Plan
ARTICLE I
PURPOSE
This Change in Control Severance Plan has been established by Valley National Bancorp (the “Company”) on January 27, 2016 (the “Effective Date”) to provide Participants with the opportunity to receive severance protections in connection with a Change in Control of the Company. The Plan provides special severance benefits to First Senior Vice Presidents and Senior Vice Presidents who have more than three years of employment with the Company and are employed at the time of the Change in Control if such persons do not have separate contractual arrangements with the Company at that time. The purpose of the Plan is to attract and retain talent and to assure the present and future continuity, objectivity and dedication of management when faced with a Change in Control. The Plan is intended to be a top hat welfare benefit plan under ERISA.
Capitalized terms used but not otherwise defined herein have the meanings set forth in Article II.
ARTICLE II
DEFINITIONS
“Administrator” means the Compensation and Human Resources Committee or any committee or sub-committee thereof duly authorized by the Board to administer the Plan, The Board may at any time administer the Plan, in whole or in part, notwithstanding that the Board has previously appointed a committee to act as the Administrator. After the occurrence of a Change in Control, “Administrator” shall refer to the compensation committee of the Board of a successor entity if the Company no longer has an independent existence.
“Applicable Severance Multiplier” means the applicable number set forth in the table below (except as may otherwise be determined in accordance with Section 3.02):

Years of Continuous Employment	First Senior Vice President	Senior Vice President
3 – 6	1.0	0.5
6 or more	2.0	1.0
“Board” means the Board of Directors of the Company, as constituted from time to time, or the Board of a successor to the Company upon the occurrence of a Change in Control.
“Cause” means (i) willful and continued failure by the Participant to perform his or her duties for the Company after at least one warning in writing from the Board of Directors identifying specifically any such failure; (ii) the willful engaging by the Participant in misconduct which causes material injury to the Company as specified in a written notice to the Participant from the Board of Directors; or (iii) conviction of a crime, other than a traffic violation, habitual drunkenness, drug abuse, or excessive absenteeism other than for illness, after a warning (with respect to drunkenness or absenteeism only) in writing from the Board of Directors to refrain from such behavior. No act or failure to act on the part of the Participant shall be considered willful unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the action or omission was in the best interest of the Company.
“Certified Public Accountants” has the meaning set forth in Section 7.01.
“Change in Control” means any of the following events: (i) when the Company or a Company Subsidiary acquires actual knowledge that any Person, other than an affiliate of the Company or a Company Subsidiary or an employee benefit plan established or maintained by the Company, a Company Subsidiary or any of their respective affiliates, is or becomes the beneficial owner (as defined in Rule 13d‑3 of the Exchange Act) directly or indirectly, of securities of the Company representing more than twenty‑five percent (25%) of the combined voting power of the Company’s then outstanding securities (a “Control Person”); (ii) upon the first purchase of the Company’s common stock pursuant to a tender or exchange offer (other than a tender or exchange offer made by the Company, a Company Subsidiary or an employee benefit plan established or maintained by the Company, a Company Subsidiary or any of their respective affiliates); (iii) the consummation of (A) a transaction, other than a Non‑Control Transaction, pursuant to which the Company is merged with or into, or is consolidated with, or becomes the subsidiary of another corporation, (B) a sale or disposition of all or substantially all of the Company’s assets or (C) a plan of liquidation or dissolution of the Company; (iv) if during any period of two (2) consecutive years, individuals (the “Continuing Directors”) who at the beginning of such period constitute the Board cease for any reason to constitute at least 60% thereof or, following a Non‑Control Transaction, 60% of the board of directors of the Surviving Corporation; provided that any individual whose election or nomination for election as a member of the Board (or, following a Non‑Control Transaction, the board of directors of the Surviving Corporation) was approved by a vote of at least two‑thirds of the Continuing Directors then in office shall be considered a Continuing Director; or (v) upon a sale of (A) common stock of Valley National Bank (the “Bank”) if after such sale any Person other than the Company, an employee benefit plan established or maintained by the Company or a Company Subsidiary, or an affiliate of the Company or a Company Subsidiary, owns a majority of the Bank’s common stock or (B) all or substantially all of the Bank’s assets (other than in the ordinary course of business). For purposes of this paragraph: (I) the Company will be deemed to have become a subsidiary of another corporation if any other corporation (which term shall include, in addition to a corporation, a limited liability company, partnership, trust, or other organization) owns, directly or indirectly, 50 percent or more of the total combined outstanding voting power of all classes of stock of the Company or any successor to the Company; (II) “Non‑Control Transaction” means a transaction in which the Company is merged with or into, or is consolidated with, or becomes the subsidiary of another corporation pursuant to a definitive agreement providing that at least 60% of the directors of the Surviving Corporation immediately after the transaction are Persons who were directors of the Company on the day before the first public announcement relating to the transaction; (III) the “Surviving Corporation” in a transaction in which the Company becomes the subsidiary of another corporation is the ultimate parent entity of the Company or the Company’s successor; (IV) the “Surviving Corporation” in any other transaction pursuant to which the Company is merged with or into another corporation is the surviving or resulting corporation in the merger or consolidation; and (V) “Company Subsidiary” means any corporation in an unbroken chain of corporations, beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.
“Continuous Employment” means the continuous employment with the Company or its subsidiaries, but not, by way of clarification, employment with any entity acquired by the Company by merger or otherwise.
“Covered Period” means the period of time beginning on the day immediately preceding the first occurrence of a Change in Control and lasting through the earlier of the Participant’s death and (i) in the case of a Participant who is a First Senior Vice President, the two-year anniversary of the occurrence of the Change in Control, and (ii) in the case of a Participant who is a Senior Vice President, the one-year anniversary of the occurrence of the Change in Control, provided, however, that with respect to those Eligible Employees who have executed and delivered to the Company a termination letter in substantially the form attached hereto as Exhibit A, the Covered Period shall be (i) in the case of a Participant who is a First Senior Vice President, the three-year anniversary of the occurrence of the Change in Control, and (ii) in the case of a Participant who is a Senior Vice President, the two-year anniversary of the occurrence of the Change in Control
“Effective Date” has the meaning set forth in Article I.
“Eligible Employee” means any full-time employee of the Company who is a Senior Vice President or First Senior Vice President as of the date of occurrence of the Change in Control and who, as of the date of the occurrence of the Change in Control, does not have a separate written agreement with the Company which provides for the payment of severance or compensation following the Change in Control, provided, in each case, that such Person has at least three years of Continuous Employment with the Company. Eligible employees shall be limited to a select group of management or highly compensated employees within the meaning of Sections 201, 301 and 404 of ERISA. For purposes of clarity, no Senior Vice President or First Senior Vice President of the Company shall be an Eligible Employee unless he or she has three or more years of Continuous Employment with the Company at the time of the Change in Control.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” means the Securities and Exchange Act of 1934, as amended.
“Good Reason” means any of the following, if taken without Participant’s express written consent: (a) a reduction by the Company in Participant’s annual base compensation as in effect immediately prior to a Change in Control, (b) failure by the Company to continue any material bonus plan in which Participant participated immediately prior to the Change in Control unless the Company or a successor of the Company continues Participant as a participant in a similar bonus plan on at least the same basis as Participant participated prior to the Change in Control, (c) the Company’s transfer of Participant to another geographic location more than 35 miles from the Participant’s present office location, except for required travel on the Company’s business to an extent substantially consistent with Participant’s business travel obligations immediately prior to such Change in Control, or (d) the failure of any Person acquiring the Company to assume this Plan in writing on or before the closing date of any transaction in which the Company is acquired.
“Overpayment” has the meaning set forth in Section 7.03.
“Participant” has the meaning set forth in Section 3.01.
“Payment” has the meaning set forth in Section 7.01.
“Person” has the meaning ascribed to it in Section 13(d)(3) of the Exchange Act.
“Plan” means this Valley National Bancorp Change in Control Severance Plan, as may be amended and/or restated from time to time.
“Plan Payments” has the meaning set forth in Section 7.01.
“Pro-Rata Bonus Amount” means an amount equal to a “portion” of the highest cash bonus awarded to the Participant in or for the three calendar years immediately prior to the Change in Control, regardless of when paid. The “portion” of such cash bonus shall be a fraction, the numerator of which is the number of calendar months or part thereof which the Participant has worked in the calendar year in which the termination occurs and the denominator of which is 12.
“Qualifying Termination” means the termination of a Participant’s employment during the Covered Period either:
(a)by the Company without Cause; or
(b)by the Participant for Good Reason.
provided, however, that notwithstanding anything to the contrary herein, a Qualifying Termination shall not include the termination of a Participant’s employment by reason of the death or disability of a Participant.
“Reduced Amount” has the meaning set forth in Section 7.01.
“Release” has the meaning set forth in Section 6.01(c).
“Specified Employee Payment Date” has the meaning set forth in Section 10.13(b).
“Underpayment” has the meaning set forth in Section 7.03.
ARTICLE III
PARTICIPATION
Section 3.01 Participants. Each Eligible Employee of the Company shall be a “Participant” in the Plan. Notwithstanding the preceding sentence, the Company shall have the right to remove a Participant from participation in the Plan, but such removal shall not be effective unless the Company provides written notice of such removal to the Participant at least 12 months prior to the occurrence of a Change in Control.
Section 3.02 Change in Applicable Severance Multiplier. The Company may change a Participant’s Applicable Severance Multiplier at any time, but no such change (to the extent that it is a reduction in his or her then Applicable Severance Multiplier) shall be effective unless the Company provides written notice of such change to the Participant at least 12 months prior to the occurrence of a Change in Control.
ARTICLE IV
SEVERANCE AND BENEFITS
Section 4.01 Severance. If a Participant has a Qualifying Termination, then, subject to Articles VI and VII and Section 10.13, the Company will provide the Participant with the following:
(a)Severance in a lump sum amount equal to (i) the product of the Participant’s Applicable Severance Multiplier times the sum of the Participant’s base salary in effect on the Qualifying Termination or, if greater, in effect on the first occurrence of a Change in Control, plus (ii) the Pro Rata Bonus Amount.
(b)A lump sum amount equal to one hundred percent (100%) of the Company paid annual premium of the life insurance coverage provided to a similarly situated active employee (based upon the coverage and rates in effect on the date the Participant terminates employment) times the Applicable Severance Multiplier.
(c)a lump sum amount equal to one hundred twenty-five percent (125%) of (A) the aggregate annual COBRA premium amounts (based upon COBRA rates then in effect) times the Applicable Severance Multiplier for the medical and dental coverage that was being provided to the Participant (and his or her spouse and eligible dependents) at the time of termination of employment with the Company, minus (B) the aggregate amount of any employee contribution that would have been required of the Participant (determined based on the active employee rate as of the termination of employment) for such period.
(d)Amounts due to a Participant under this Section 4.01 will be paid in a single lump-sum on the later of (i) the 25th business day following the qualifying Termination, or (ii) the 5th business day following the date that the release described in Section 6.01(c) is effective.
ARTICLE V
EQUITY AWARDS
Section 5.01 Equity Awards The Plan does not affect the terms of any outstanding equity awards. The treatment of any outstanding equity awards shall be determined in accordance with the terms of the Company equity plan or plans under which they were granted and any applicable award agreements.
ARTICLE VI
CONDITIONS
Section 6.01 Conditions A Participant’s entitlement to any severance benefits under Article IV and Article V will be subject to:
(a)the Participant having a Qualifying Termination; and
(b)the Participant executing a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form to be provided by the Company (the “Release”) and such Release becoming effective and irrevocable in accordance with applicable law following the Participant’s Qualifying Termination; and
ARTICLE VII
SECTION 280G
Section 7.01 Reduction. Anything in this Plan to the contrary notwithstanding, prior to the payment of any lump sum amount payable hereunder, the certified public accountants of the Company immediately prior to a Change of Control (the “Certified Public Accountants”) shall determine as promptly as practical and in any event within 20 business days following the Qualifying Termination whether any payment or distribution by the Company to or for the benefit of the Participant (whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise) (a “Payment”) would more likely than not be nondeductible by the Company for Federal income purposes because of Section 280G of the Code, and if it is then the aggregate present value of amounts payable or distributable to or for the benefit of Participant pursuant to this Plan (such payments or distributions pursuant to this Agreement are thereinafter referred to as “Plan Payments”) shall be reduced (but not below zero) to the Reduced Amount. For purposes of this paragraph, the “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Payments without causing any Payment to be nondeductible by the Company because of said Section 280G of the Code
Section 7.02 Method of Reduction. If under paragraph (a) of this section the Certified Public Accountants determines that any Payment would more likely than not be nondeductible by the Company because of Section 280G of the Code, the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof and of the Reduced Amount. Plan Payments shall be reduced by the Company by first reducing cash payments, followed, if necessary, by the following categories (in order): stock options, restricted stock units, restricted stock, all other non-cash benefits, in each case as determined in a manner that is consistent with the requirements of Section 409A of the Code. For purposes of this paragraph, present value shall be determined in accordance with Section 280G(d)(4) of the Code. All determinations made by the Certified Public Accountants shall be binding upon the Company and Participant shall be made within 20 business days of a Qualifying Termination. The Company may suspend part or all of the lump sum payments due hereunder until the Company finishes the determination and the Company determines how to reduce the Payments, if necessary. As promptly as practicable following such determination and the elections hereunder, the Company shall pay to or distribute to or for the benefit of the Participant such amounts as are then due to the Participant under this Plan and shall promptly pay to or distribute for the benefit of Participant in the future such amounts as become due to Participant under this Plan.
Section 7.03 Overpayment or Underpayment. As a result of the uncertainty in the application of Section 280G of the Code, it is possible that Payments may be made by the Company which should not have been made (“Overpayment”) or that additional Payments which will have not been made by the Company could have been made (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Certified Public Accountants, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or Participant which said Certified Public Accountants believe has a high probability of success, determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to Participant which Participant shall repay to the Company together with interest at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code; provided, however, that no amount shall be payable by Participant to the Company in and for the extent such payment would not reduce the amount which is subject to taxation under Section 4999 of the Code. In the event that the Certified Public Accountants, based upon controlling precedent, determine that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant together with interest at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.
ARTICLE VIII
CLAIMS PROCEDURES
Section 8.01 Initial Claims. Generally, a Participant will not need to file a claim for benefits under this Plan. If a Participant becomes entitled to a benefit hereunder, the Administrator will notify the Participant of his or her entitlement. If, however, a Participant does not receive such notification, or if the Participant disagrees with the amount of such entitlement, then the Participant or his or her authorized representative must submit a written claim for benefits to the Plan within 60 days after the Participant’s Qualifying Termination. Claims should be addressed and sent to the following person or any successor to the following person:
Carol Diesner, Director of Human Resources
Valley National Bancorp
1455 Valley Road
Wayne, NJ 07470

If the Participant’s claim is denied, in whole or in part, the Participant will be furnished with written notice of the denial within 90 days after the Administrator’s receipt of the Participant’s written claim, unless special circumstances require an extension of time for processing the claim, in which case a period not to exceed 180 days will apply. If such an extension of time is required, written notice of the extension will be furnished to the Participant before the termination of the initial 90-day period and will describe the special circumstances requiring the extension, and the date on which a decision is expected to be rendered. Written notice of the denial of the Participant’s claim will contain the following information:
(a)the specific reason or reasons for the denial of the Participant’s claim;
(b)references to the specific Plan provisions on which the denial of the Participant’s claim was based;
(c)a description of any additional information or material required by the Administrator to reconsider the Participant’s claim (to the extent applicable) and an explanation of why such material or information is necessary; and
(d)a description of the Plan’s review procedure and time limits applicable to such procedures, including a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA following a benefit claim denial on review.
Section 8.02 Appeal of Denied Claims. If the Participant’s claim is denied and he or she wishes to submit a request for a review of the denied claim, the Participant or his or her authorized representative must follow the procedures described below:
(a)Upon receipt of the denied claim, the Participant (or his or her authorized representative) may file a request for review of the claim in writing with the Administrator. This request for review must be filed no later than 60 days after the Participant has received written notification of the denial.
(b)The Participant has the right to submit in writing to the Administrator any comments, documents, records or other information relating to his or her claim for benefits.
(c)The Participant has the right to be provided with, upon request and free of charge, reasonable access to and copies of all pertinent documents, records and other information that is relevant to his or her claim for benefits.
(d)The review of the denied claim will take into account all comments, documents, records and other information that the Participant submitted relating to his or her claim, without regard to whether such information was submitted or considered in the initial denial of his claim.
Section 8.03 Administrator’s Response to Appeal. The Administrator will provide the Participant with written notice of its decision within 60 days after the Administrator’s receipt of the Participant’s written claim for review. There may be special circumstances which require an extension of this 60-day period. In any such case, the Administrator will notify the Participant in writing within the 60-day period and the final decision will be made no later than 120 days after the Administrator’s receipt of the Participant’s written claim for review. The Administrator’s decision on the Participant’s claim for review will be communicated to the Participant in writing and will clearly state:
(a)the specific reason or reasons for the denial of the Participant’s claim;
(b)reference to the specific Plan provisions on which the denial of the Participant’s claim is based;
(c)a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, the Plan and all documents, records and other information relevant to his or her claim for benefits; and
(e) a statement describing the Participant’s right to bring an action under Section 502(a) of ERISA.
Section 8.04 Exhaustion of Administrative Remedies. The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under the Plan. As to such claims and disputes:
(a)no claimant shall be permitted to commence any legal action to recover benefits or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, until these claims procedures have been exhausted in their entirety; and
(b)in any such legal action, all explicit and implicit determinations by the Administrator (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.
Section 8.05 Legal Fees. If after compliance with the procedures set forth in this Article VIII, it is determined that the Company has failed to pay the Participant amounts due the Participant hereunder in excess of [$5,000], the Participant shall be entitled to recover from the Company all of the Participant’s reasonable legal fees and expenses incurred in connection with the pursuit of Participant’s claim hereunder.
ARTICLE IX
ADMINISTRATION, AMENDMENT AND TERMINATION
Section 9.01 Administration. The Administrator has the exclusive right, power and authority, in its sole and absolute discretion, to administer and interpret the Plan. The Administrator has all powers reasonably necessary to carry out its responsibilities under the Plan including (but not limited to) the sole and absolute discretionary authority to:
(a)administer the Plan according to its terms and to interpret Plan policies and procedures;
(b)resolve and clarify inconsistencies, ambiguities and omissions in the Plan and among and between the Plan and other related documents;
(c)take all actions and make all decisions regarding questions of eligibility and entitlement to benefits, and benefit amounts;
(d)make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan;
(e)process and approve or deny all claims for benefits; and
(f)decide or resolve any and all questions, including benefit entitlement determinations and interpretations of the Plan, as may arise in connection with the Plan.
The decision of the Administrator on any disputes arising under the Plan, including (but not limited to) questions of construction, interpretation and administration shall be final, conclusive and binding on all Persons having an interest in or under the Plan, subject only to judicial review in accordance with applicable law.
Section 9.02 Duration. The Plan shall terminate only in accordance with Section 9.03.
Section 9.03 Amendment and Termination. The Company reserves the right to amend or terminate the Plan at any time prior to the occurrence of a Change in Control by providing at least twelve (12) months advance written notice to each Participant. No amendment shall be made to the Plan following a Change in Control. Notwithstanding the foregoing, the Company at any time prior to the occurrence of a Change in Control may make any amendments without advance written notice which (i) enhance the severance benefits, (ii) correct inconsistencies or typographical errors, or (iii) make other changes intended to protect the Participants, so long as any such amendments, in the reasonable opinion of the Administrator, do not adversely affect the benefits provided under the Plan or the protections afforded Participants.

ARTICLE X
GENERAL PROVISIONS
Section 10.01 At-will Employment. The Plan does not alter the status of each Participant as an at- will employee of the Company. Nothing contained herein shall be deemed to give any Participant the right to remain employed by the Company or to interfere with the rights of the Company to terminate the employment of any Participant at any time, with or without Cause.
Section 10.02 Effect on Other Plans, Agreements and Benefits.
(a)Any severance benefits payable to a Participant under the Plan will be in lieu of and not in addition to any severance benefits to which the Participant would otherwise be entitled under any general severance policy or severance plan maintained by the Company or any agreement between the Participant and the Company that provides for severance benefits (unless the policy, plan or agreement expressly provides for severance benefits to be in addition to those provided under the Plan); and (ii) any severance benefits payable to a Participant under the Plan will be reduced by any severance benefits to which the Participant is entitled by operation of a statute or government regulations.
(b)Any severance benefits payable to a Participant under the Plan will not be counted as compensation for purposes of determining benefits under any other benefit policies or plans of the Company, except to the extent expressly provided therein.
Section 10.03 Mitigation and Offset. If the Participant obtains other employment, such other employment will not affect the Participant’s rights or the Company’s obligations under the Plan.
The Company’s obligation to make the payments and provide the benefits required under the Plan will not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other rights that the Company may have against the Participant.
Section 10.04 Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan. If any provision of the Plan is held by a court of competent jurisdiction to be illegal, invalid, void or unenforceable, such provision shall be deemed modified, amended and narrowed to the extent necessary to render such provision legal, valid and enforceable, and the other remaining provisions of the Plan shall not be affected but shall remain in full force and effect.
Section 10.05 Headings and Subheadings. Headings and subheadings contained in the Plan are intended solely for convenience and no provision of the Plan is to be construed by reference to the heading or subheading of any section or paragraph.
Section 10.06 Unfunded Obligations. The amounts to be paid to Participants under the Plan are unfunded obligations of the Company. The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. Participants shall not have any preference or security interest in any assets of the Company other than as a general unsecured creditor.
Section 10.07 Successors. The Plan will be binding upon any successor to the Company, or substantially all its assets, as the result of the occurrence of a Change in Control), in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by the Plan, the Company shall require any successor to the Company to expressly and unconditionally assume the Plan in writing and honor the obligations of the Company hereunder, in the same manner and to the same extent that the Company would be required to perform if no succession had taken place. All payments and benefits that become due to a Participant under the Plan will inure to the benefit of his or her heirs, assigns, designees or legal representatives.
Section 10.08 Transfer and Assignment. Neither a Participant nor his or her permitted successors shall have any right to sell, assign, transfer, pledge, anticipate or otherwise encumber, transfer, hypothecate or convey any amounts payable under the Plan prior to the date that such amounts are paid.
Section 10.09 Waiver. Any party’s failure to enforce any provision or provisions of the Plan will not in any way be construed as a waiver of any such provision or provisions, nor prevent any party from thereafter enforcing each and every other provision of the Plan.
Section 10.10 Governing Law. To the extent not pre-empted by federal law, the Plan shall be construed in accordance with and governed by the laws of New Jersey without regard to conflicts of law principles. Any action or proceeding to enforce the provisions of the Plan will be brought only in a state or federal court located in the state of New Jersey, county of Passaic, and each party consents to the venue and jurisdiction of such court. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.
Section 10.11 Clawback. Any amounts payable under the Plan are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Company prior to the occurrence of a Change in Control providing for clawback or recovery of amounts that were paid to the Participant. The Company will make any determination for clawback or recovery in accordance with the policy and with any applicable law or regulation.
Section 10.12 Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.
Section 10.13 Section 409A.
(a) The Plan is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and administered in accordance with Section 409A of the Code. Notwithstanding any other provision of the Plan, payments provided under the Plan may only be made upon an event and in a manner that complies with Section 409A of the Code or an applicable exemption. Any payments under the Plan that may be excluded from Section 409A of the Code either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A of the Code to the maximum extent possible. For purposes of Section 409A of the Code, each installment payment provided under the Plan shall be treated as a separate payment. Any payments to be made under the Plan upon a termination of employment shall only be made upon a “separation from service” under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under the Plan comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of non-compliance with Section 409Aof the Code.
(b)Notwithstanding any other provision of the Plan, if any payment or benefit provided to a Participant in connection with his or her Qualifying Termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Participant is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i) of the Code, then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Qualifying Termination or, if earlier, on the Participant’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Participant in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. Notwithstanding any other provision of the Plan, if any payment or benefit is conditioned on the Participant’s execution of a Release, the first payment shall include all amounts that would otherwise have been paid to the Participant during the period beginning on the date of the Qualifying Termination and ending on the payment date if no delay had been imposed.
(c)To the extent required by Section 409A of the Code, each reimbursement or in-kind benefit provided under the Plan shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; and (ii) any right to reimbursements or in-kind benefits under the Plan shall not be subject to liquidation or exchange for another benefit.

EXHIBIT A
To:    Valley National Bancorp
1455 Valley Road
Wayne, NJ 07470

[Date]

I, [Name] hereby agree that as of the date hereof, the [First] Senior Vice President Change-In-Control Agreement dated [Date] between Valley National Bancorp (“Valley”) and myself (the “Agreement”) is hereby terminated and that I am no longer entitled to any payments or benefits under the Agreement.

I understand that in consideration of the termination of the Agreement, I will become a Participant in the Valley National Bancorp Change In Control Severance Plan (the “Plan”) and that the Covered Period (as such term is defined in the Plan) will be increased by a period of one year.

I acknowledge that I have not been promised any other benefits by Valley and that I am signing this letter voluntarily without any influence from any officer, director or employee of Valley.

Very truly yours,

[Name]

92231307.14